UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

SQUARE 1 FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36372 (Commission File Number)	20-1872698 (IRS Employer Identification No.)

406 Blackwell Street, Suite 240, Durham, North Carolina (Address of Principal Executive Offices)	27701 (ZIP Code)

(866) 355-0468

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 6, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 1, 2015 (the “Merger Agreement”), between PacWest Bancorp, a Delaware corporation (“PacWest”), and Square 1 Financial, Inc., a Delaware corporation (the “Company”), the Company merged with and into PacWest with PacWest continuing as the surviving corporation (the “Merger”). Following the Merger, Square 1 Bank, a wholly-owned bank subsidiary of the Company, merged with and into Pacific Western Bank, a wholly-owned bank subsidiary of PacWest, with Pacific Western Bank continuing as the surviving bank.

Pursuant to the terms and conditions set forth in the Merger Agreement, each outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”) (other than shares held by PacWest or any direct or indirect wholly owned subsidiary of PacWest or by the Company or any direct or indirect wholly owned subsidiary of the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted, which shares were cancelled and retired), was converted into the right to receive 0.5997 of a share of PacWest’s common stock, par value $0.01 per share (“PacWest Common Stock”).  For each fractional share that would have otherwise been issued, PacWest will pay cash in an amount equal to such fraction multiplied by $42.7827 (the “Average Closing Price”), which was the average closing price of PacWest Common Stock as quoted on NASDAQ over the 15 consecutive trading days ended on September 17, 2015.

As a result of the Merger, PacWest will deliver approximately 18.1 million shares of PacWest Common Stock to the former holders of Company Common Stock.  Former holders of Company Common Stock as a group have the right to receive shares of PacWest Common Stock in the Merger constituting approximately 15% of the outstanding shares of PacWest Common Stock immediately after the Merger. As a result, holders of PacWest Common Stock immediately prior to the Merger, as a group, own approximately 85% of the outstanding shares of the PacWest Common Stock immediately after the Merger.

In addition, each outstanding option to acquire shares of Square 1 Common Stock, whether vested or unvested, and each outstanding restricted stock unit were cancelled and settled in cash based upon the per share merger consideration as described in the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 5, 2015, which is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 7, 2015, the Company notified the NASDAQ Global Select Market (“NASDAQ”) that trading in the Company Common Stock should be halted prior to market open on October 7, 2015, and that the listing of the Company Common Stock should be removed. The Company has requested that NASDAQ file a notification of removal from listing of the Company Common Stock on Form 25 with the Securities and Exchange Commission.  The Company intends to file a Form 15 with respect to the Company Common Stock requesting the deregistration of the Company Common Stock under Section 12 of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 and Item 3.01 is incorporated into this Item 3.03 by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth under Item 2.01 is incorporated into this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2015, effective upon the consummation of the Merger, the Company’s directors and executive officers ceased serving in such capacities.

Item 8.01. Other Events.

On October 7, 2015, PacWest issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP, AS SUCCESSOR TO SQUARE 1 FINANCIAL, INC.

Date: October 7, 2015	By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	EVP, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of March 1, 2015, between PacWest Bancorp and Square 1 Financial, Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 5, 2015 and incorporated herein by reference).

99.1	Press Release, dated October 7, 2015 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by PacWest Bancorp on October 7, 2015).